Exhibit 10.8
Sonics Incentive Plan
February 12, 2006
Purpose of Document
This document is the culmination of telephone and e-mail discussions among the members of the Compensation Committee of Sonics, Inc. It describes two things:

Management Team Option Grants	From input given by the Company and the analysis of the Compensation Committee, this document will present the recommended stock option grants for the Sonics Management Team. These grants will take into account mechanisms proposed by the Incentive Plan, below.

Incentive Plan	As the Company prepares for and IPO or other event representing value for Shareholders, it will be pursuing very difficult goals requiring a tremendous effort by the Management Team. This document describes a plan by which an incentive can be supplied to Management team to do “what it takes” to meet Company goals.
This document SHALL NOT be considered a full or legally appropriate description of the Incentive Plan. Instead, it is meant to communicate the intentions and recommendation of the Compensation Committee. Final measurement and interpretation of the resultant plan shall be made according to the plan documents generated by this effort.
Stock Option Grants
The following table lists the recommended “refresh” stock option grants for the Management Team. The term “refresh” is used to indicate that these grants are recommended to bring the members of the Management Team to a an option position that is commensurate with their position and ability to contribute to the success of the Company.
Company Recommendation — Refresh Grants

	Previous Position (1)		“Refresh” Options (2)		Total
Name	#	%	#	%	#	%

Grant Pierce	3,533,719	4.84%	2,616,000	2.53%	6,149,719	5.95%
Drew Wingard	3,533,719	4.84%	2,616,000	2.53%	6,149,719	5.95%
James Mac Hale	—	0.00%	700,000	0.68%	700,000	0.68%
David O’Brien	—	0.00%	600,000	0.58%	600,000	0.58%
Phillip Casini	446,003	0.61%	554,000	0.54%	1,000,003	0.97%
Marty Kovacich	686,159	0.94%	1,314,000	1.27%	2,000,159	1.94%
Ray Brinks	1,029,238	1.41%	471,000	0.46%	1,500,238	1.45%

TOTAL	9,228,838	12.64%	8,871,000	8.58%	18,099,838	17.51%
Compensation Committee Recommendation — Refresh Grants

	Previous Position (1)		“Refresh” Options (2)		Total
Name	#	%	#	%	#	%

Grant Pierce (3)	3,533,719	4.84%	2,150,000	2.08%	5,683,719	5.50%
Drew Wingard (3)	3,533,719	4.84%	2,150,000	2.08%	5,683,719	5.50%
James Mac Hale	—	0.00%	700,000	0.68%	700,000	0.68%
David O’Brien	—	0.00%	600,000	0.58%	600,000	0.58%
Phillip Casini	446,003	0.61%	554,000	0.54%	1,000,003	0.97%
Marty Kovacich (3)	686,159	0.94%	1,125,000	1.09%	1,811,159	1.75%
Ray Brinks	1,029,238	1.41%	471,000	0.46%	1,500,238	1.45%

TOTAL	9,228,838	12.64%	7,750,000	7.50%	16,978,838	16.43%

(1)	- the “Previous Position” is calculated relative to ownership pre-financing

(2)	- the “Refresh Options” and “Total” are calculated relative to ownership post-financing

(3)	- these option grants differs from initial Company recommendations

Incentive Plan Description
The “Incentive Plan” is intended to create close alignment of Company, Board, and Management Team goals over the course of the next 18 months — a critical time within which attainment of Company goals could lead to a significant value-increasing event for the Company Shareholders such as an IPO. Through personal incentives for the management team, it is believed that the Company may more precisely reach its goals quickly, directly benefiting all Shareholders of the Company by increasing the Company value. Further, these incentives, as granted and evaluated by the Board, ensure close communication with the Management Team.
The incentives that this plan provides will be subject to the performance of the Company relative to goals as set and agreed to by the Management Team and the Company Board of Directors. Performance metrics will be set each 6 month period for a total of 18 months. Evaluation of the Company’s performance relative to these metrics will be judged by the Board with Management Team consultation.
The incentives that this plan provides are in the form of Company equity. That is, the members of the Management Team will be incentivized through a potential increased ownership in the Company itself.1 This is provided in two parts: “Incentive Options” and “Acceleration.” The former refers to additional stock options granted to members of the Management Team, and the latter refers to advanced vesting of options faster than the existing stock option agreement provides. Each will be described later in this document.
Note — given the dramatic difference between the stock positions of the founders (Grant and Drew) and the rest of the management team, they are treated differently in this plan.
Incentive Plan Implementation & Measurement
This Incentive Plan is based upon three 6-month periods, beginning at the time this plan is implemented.
–	Each 6 months for three periods, beginning upon implementation of this plan, the Management Team will propose a set of goals for the Company as well as a set of goals for each member of the Management Team. The Compensation Committee will work with the Management Team to arrive at these goals, which will then be presented to the Board for approval.

–	At the end of each 6-month period, the Management Team will report on their progress relative to the goals to the Compensation Committee, together providing a recommendation to the Board as to their attainment of the goals. Goals can be partially met unless stated otherwise.

–	At the Board’s sole discretion, with consultation with the Management Team, a judgment will be made as to the attainment of the goals. The Board can award none, all, or a partial amount of the period’s incentive based upon performance of the Management Team.

–	It is the intent of this plan not to award any incentive upon attainment of less than 80% of agreed-upon goals.

–	It is the intent of this plan that the members of the Management Team are treated as a whole. The entire team is awarded the deemed percentage of the period’s incentive.

–	The pursuit of the Incentive Plan is the responsibility of the Management Team.
Incentive Stock Options
Non-founder members of the Management Team will be given the opportunity to earn more stock options as part of this incentive plan. These Incentive options will be granted only upon the attainment of the mutually agreed-upon goals as agreed to by the Management Team and Board.
Note that the founders, Grant and Drew, do not participate in the Incentive Options portion of this plan. Given the size of the employee option pool, it would be impossible to grant proportionally meaningful additional options for the founders given their existing option grants. All members of the Management Team, however, participate in the acceleration plan.

[1]	It should be noted that cash incentives were also considered. However, equity-based incentives were considered more advantageous for two reasons: 1 – cash is extremely valuable for the Company at this stage of its development, and cash-based incentives should be kept to a minimum; 2 – tying incentives to equity in the Company has a long-lasting benefit in that after the incentive is granted the employee has an increased reason to make the Company successful.

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The numbers in the table below represent mostly a pro-rata distribution of an additional set of options relative to the Company-proposed option refresh. The resulting options total is the same as the Company proposal.
The results of the attainment of each period’s goals will be applied to the available incentive options for the period. For example, if a member of the Management Team had 300 Incentive Options available in this plan, then 100 of those options will be available each 6-month period. If the Management Team meets 90% of their goals for the period, then this member will be granted 90 Incentive Options.
Incentive Options

	Post Refresh		Incentive Options		New Total
Name	#	%	#	%	#	%

Grant Pierce	5,683,719	5.50%	0	0.00%	5,683,719	5.50%
Drew Wingard	5,683,719	5.50%	0	0.00%	5,683,719	5.50%
James Mac Hale	700,000	0.68%	129,006	0.12%	829,006	0.80%
David O’Brien	600,000	0.58%	110,577	0.11%	710,577	0.69%
Phillip Casini	1,000,003	0.97%	184,295	0.18%	1,184,298	1.15%
Marty Kovacich	1,811,159	1.75%	333,787	0.32%	2,144,946	2.07%
Ray Brinks	1,500,238	1.45%	276,486	0.27%	1,776,724	1.72%

TOTAL	16,978,838	16.42%	1,034,152	1.00%	18,012,990	17.42%
Incentive Stock Options will be granted under the existing Sonics employee stock plan.
Founder Incentive Acceleration
The two founders (Drew and Grant) are treated differently in this incentive plan. Instead of receiving additional stock, the founders receive acceleration of their granted options in proportion to the period’s goals attained.
–	for each 6-month period, the founders have the opportunity to advance vesting by 6 months. For example, if the Management Team meets its goals by 100% in the first period, the founders receive an additional 6 months of vesting. The effect of which is that for the 6-month period they vest one year (adding the real-time vesting of 6 months to the acceleration of 6 months). The acceleration is proportional to the achievement of goals, such that, for example, 80% achievement yields roughly 5 months of acceleration. If the Management Team meets 100% of their goals for all three periods, the founders will have vested 3 years over the course of 18 months.
Special Conditions
The entire Management Team will be able to receive the following according to this plan:
–	Upon a merger/acquisition where the Sonics enterprise value is $150 million or greater, all members of the Management Team will receive one year of acceleration.

–	Alternately, upon an IPO with a resulting enterprise value of $200 million or greater, all members of the Management Team will receive one year of acceleration.
All acceleration is in addition to the 25% provided in the employee stock plan granted under double-trigger change-of-control.

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